FORM 5                    U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if
     no longer subject                              ----------------------------
     to Section 16.                                 OMB APPROVAL
     Form 4 or Form 5                               ----------------------------
     obligations may                                OMB Number:  3325-0362
     continue.  See                                 Expires:  October 31, 2001
     instruction 1(b)                               Estimated average burden
[ ]  Form 3 Holdings                                hours per response . . . 1.0
     Reported                                       ----------------------------

[ ]  Form 4     Filed pursuant to Section 16(a) of the Securities
     Trans-     Exchange Act of 1934, Section 17(a) of the Public
     actions          Utility Holding Company Act of 1935 or
     Reported   Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------
1.Name and Address of    2.Issuer Name and Ticker    6.Relationship of Reporting
  Reporting Person*        or Trading Symbol           Person to Issuer (check
                                                       all Applicable)
                          FelCor Lodging Trust
                          Incorporated (FCH)

Kartsotis               Tom                                            01/2001           X  Director       X 10% Owner
---------------------------------------  -----------------------    -----------------   ---               ---
     (Last)                (First)  (MI)    3.IRS or Soc.Sec.No.       4.Statement for   X  Officer           Other
                                              of Reporting Person        Month/Year     ---               ---
                                              (Voluntary)                              (give title below) (specify below)


2280 N. Greenville Ave.                                                                   Chairman of the Board
---------------------------------------------------------            ----------------     ------------------------------------
     (Street)                                                        5. If Amendment,
                                                                        Date of Original      7.Individual or Joint/Group
                                                                        (Month/Year)            Filing (Check Applicable
Richardson               TX             75082                                                   Line)
--------------------------------------------------------
     (City)                (State)          (Zip)
                                                                                               X  Form filed by One
                                                                                              --- Reporting Person

                                                                                                  Form filed by More
                                                                                              --- than One Reporting Person


--------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                ---------------------------------------------------
                                                                                                           (A)
                                                                                              Amount       (D)  Price

Common Stock, par value $0.01
---------------------------------------  -------------------          -------           ----------------  ----  ---------

---------------------------------------  -------------------          -------           ----------------  ----  ---------

---------------------------------------  -------------------          -------           ----------------  ----  ---------

---------------------------------------  -------------------          -------           ----------------  ----  ---------

---------------------------------------  -------------------          -------           ----------------  ----  ---------


5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
    Beneficially Owned at                       Direct (D) or                               Beneficial Ownership
    at End Issuer's Fiscal                      Indirect (I)                                (Inst. 4)
    Year (Inst. 3 & 4)

    8,998,167                                     D
---------------------------------------      ------------------------------             -----------------------------
    1,190,925                                     I                                            (1)
---------------------------------------      ------------------------------             -----------------------------
       14,658                                     I                                            (2)
---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

*If form is filed by more than one reporting person, see Instruction 4(b)(v)

               Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


--------------------------------------------------------------------------------
             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
--------------------------------------------------------------------------------
1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code   V

Private Option to Sell Common Stock              $1.00                    1/1/00                     C
------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------



5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

-------------------------------------------------------------------------------------------------------------------
       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares

                      50,000                 01/01/01      01/01/10             Common Stock         50,000
-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------




8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)

                                0                                      D
-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------
Explanation of Responses:

(1)  Shares owned by Lynne Kartsotis, wife of Tom Kartsotis.
(2)  Shares owned by Mr. Kartsotis for Annie Grace Kartsotis, a minor.





                                                                                /s/ Tom Kartsotis                02/09/01
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person  Date




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